CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-179763 on Form F-3 (as amended by Post-Effective Amendment No. 1) of our reports dated February 24, 2015, relating to the consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s  change in the composition of reportable segments, as described in Notes 1 and 27), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ Deloitte Audit S.à.r.l.

Luxembourg, Grand Duchy of Luxembourg

February 24, 2015